Exhibit 99.1

IBIO, INC. PROVIDES CORPORATE UPDATE

NEW YORK, NEW YORK, JANUARY 5, 2018 — IBIO, INC. (NYSE AMERICAN: IBIO) (“IBIO” OR THE “COMPANY”) announced today its receipt of notice that Staff of NYSE American LLC determined that the Company’s securities “. . . have been selling for a low price per share for a substantial period of time . . .” and, pursuant to Section 1003(f)(v) of the NYSE American Company Guide, the Company’s continued listing on the NYSE American is predicated on it effecting a reverse stock split of its Common Stock or otherwise demonstrating sustained price improvement within a reasonable period of time, which the Staff determined to be no later than July 5, 2018 (or such longer period as may be agreed to by the Staff).

About iBio, Inc.

iBio, a leader in developing plant-based biopharmaceuticals, provides a range of product and process development, analytical, and manufacturing services at the large-scale development and manufacturing facility of its subsidiary iBio CDMO, LLC in Bryan, Texas.  The facility houses laboratory and pilot-scale operations, as well as large-scale automated hydroponic systems capable of growing over four million plants as "in process inventory" and delivering over 300 kilograms of therapeutic protein pharmaceutical active ingredient per year.

iBio applies its technology for the benefit of its clients and the advancement of its own product interests. The Company’s pipeline is comprised of proprietary candidates for the treatment of a range of fibrotic diseases including idiopathic pulmonary fibrosis, systemic sclerosis, and scleroderma. IBIO-CFB03, based on the Company's proprietary gene expression technology, is the Company’s lead therapeutic candidate being advanced for IND development.

Further information is available at:  www.ibioinc.com

Cautionary Statement Regarding Forward Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the preliminary prospectus supplement, the accompanying prospectus, and the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact:

ICR, Inc.
Stephanie Carrington
Tel. +1 646-277-1282
stephanie.carrington@icrinc.com